EXHIBIT 4.3

DIRECT REGISTRATION TRANSACTION ADVICE
MCI, Inc.
c/o The Bank of New York	Transfer Agent: The Bank of New York
Church Street Station	Transfer Agent Account Number:
P.O. Box 11022	Telephone Number:
New York, NY 10286-1022	Transaction Date:
1-800-524-4458
CUSIP Number - 552691107	Transaction Description:
Transaction Advice Number:
Transaction Shares:
DRS Current Balance:

BROKER/DEALER INFORMATION
Name:
Participant Number:
Customer Account Number:
Retain this advice as a record of your ownership of the above securities.

t FOLD AND DETACH HERE t
TRANSACTION REQUEST FORM - PLEASE KEEP THIS FORM FOR FUTURE REQUEST (SEE REVERSE SIDE FOR PROPER ENTRY INSTRUCTIONS)

Box #1	☐	Change my address - Mark this box and complete the other side of form.	Box #2	☐	Issue a certificate from my Direct Registration share position (Please choose one option only):
OR All shares (check here) ☐
(Indicate number of whole shares)
By requesting a physical stock certificate the shareholder bears responsibility for safekeeping and any future costs associated with replacing their stock certificate(s).

All Requests must be signed by all registered owners	Signature	Signature	Date	Daytime Telephone No. ( )

MAKE NO MARKINGS BELOW THIS DOTTED LINE

About Your Transaction

This advice is your record of the shares being credited to your account in book entry form as part of the Direct Registration System. It should be kept with your important documents as a record of your ownership of these securities.

Carefully review the information on the front of this advice, including your account registration and address. If this information is correct, no action is necessary on your part. However, if the information is not correct you must notify The Bank of New York, MCI, Inc’s Transfer Agent, of any correction.

The Board of Directors of MCI, Inc. (the “Company”’) has adopted a Rights Agreement by and between the Company and The Bank of New York (the “Rights Agent”), as it may be amended from time to time (the “Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. From and after the Record Date, as defined in the Agreement, the book-entry account that evidences record ownership of uncertified shares of common stock will entitle the record owner of such shares to the same number of Rights (subject to adjustment) as the number of shares of Common Stock represented by the book-entry account that evidences record ownership of uncertified shares of common stock, such Rights being on the terms provided under the Rights Agreement. Under certain circumstances, as set forth in the Agreement, such Rights shall be evidenced by separate certificates or the book-entry account that evidences record ownership of uncertified shares of common stock. The Company shall mail to the registered holder of this advice a copy of the Agreement without charge within five Business Days after receipt of a written request therefore. As provided in Section 7(e) of the Agreement, Rights issued to or Beneficially Owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Agreement) or any subsequent holder of such Rights shall be null and void and may not be exercised by or transferred to any Person. The Rights shall not be exercisable, and shall be void so long as held, by holders in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable.

Transactions Through Your Broker/Dealer

Your broker/dealer may instruct The Bank of New York to deliver shares on your behalf.

The Direct Registration System allow you to authorize your broker/dealer to send an electronic instruction to The Bank of New York to debit shares from your Direct Registration Account and deliver them electronically to your account with your broker/dealer. To effect such transactions your broker/dealer will need to include the following information; your Direct Registration Account Number, your Social Security or Taxpayer Identification Number, the name of your Direct Registration Account, and the number of DRS shares to be delivered.

The Bank of New York will honor such requests from any broker/dealer participating in the Direct Registration System.

While a broker/dealer should have your authorization to debit shares from your Direct Registration Account, The Bank of New York will have no way of verifying if you actually authorized the transaction since the instruction is coming directly from the broker/dealer.

t DETACH HERE t
CHANGE OF ADDRESS:
(Please print new information):
	STREET	CITY	STATE	ZIP CODE
INSTRUCTIONS FOR TRANSACTION REQUEST SECTION ON THE REVERSE SIDE
1	Mark Box #1 to make an address change on your account. Please complete address change information above.
2	Mark Box #2 to receive shares in certificate form from your Direct Registration position. Enter the number of whole shares you wish to receive or check the box provided if you wish to receive all Direct Registration shares in certificate form.
All requests must be signed by all registered owners. Please print numerals in BLUE or BLACK ink.
	MAIL ALL REQUEST TRANSACTIONS TO:	The Bank of New York - MCI, Inc. Church Street Station P.O. Box 11002 New York, NY 10286-1002